News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE PLANS TO CLOSE  DELTA  NONWOVENS FACILITY BY END OF 2012

Improves capacity utilization, profitability and return on invested capital

Expect to generate $30 million cash benefit from closure

Expect non-cash impairment charge of $15 million and $5 million restructuring costs

MEMPHIS, TN June 17, 2011 – Buckeye Technologies Inc. (NYSE:BKI) today announced plans to close its Delta, B.C., Canada airlaid nonwovens facility by the end of calendar 2012. The Company will work closely with its customers to continue to meet their needs by sourcing products currently produced at Delta from its facilities in Gaston County, N.C. and Steinfurt, Germany.

Buckeye Chairman John B. Crowe said, “This closure has become necessary due to several factors including unfavorable site location relative to customers and raw material suppliers, a strong Canadian dollar, and low capacity utilization.  It is unfortunate that this closure will result in the eventual termination of employment for approximately 95 dedicated employees.  We have owned and operated the Delta facility since 1997 and we value and appreciate the many contributions of the organization over the past 14 years.  In the fall of 2010, we consolidated our production from a two machine operation to one airlaid machine in an attempt to improve the profitability of the site.  Even after this consolidation, which did improve margins, the plant’s forecasted financial performance remains at an unacceptable level.

We are making this announcement now to allow adequate time to address employee and customer needs.  This 18 month period will allow us time to implement changes that may be needed at Gaston and Steinfurt to meet the needs of our current Delta customers.  This closure and consolidation of business will improve capacity utilization, profitability and return on invested capital for our Nonwovens business.  We expect to incur a non-cash asset impairment charge of about $15 million and $5 million in restructuring expenses between now and December 31, 2012. The closure is expected to generate about $30 million in cash over the next 18 months, primarily through the sale of land and buildings and a net reduction in working capital. From now until the end of 2012, we will focus on meeting the needs of our customers and on maximizing cash flow generation at the site.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.